EXHIBIT 99.1

Warren Resources, Inc. Files Registration Statement for Initial Public Offering

      NEW YORK, August 25, 2004 (BUSINESS WIRE) — Warren Resources, Inc. announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for an initial public offering of its common stock. KeyBanc Capital Markets, a division of McDonald Investments Inc., is acting as the sole bookrunning lead managing underwriter. Jefferies & Company, Inc. and Sanders Morris Harris, Inc. are acting as co-managing underwriters.

      The offering is being made only by means of a prospectus, a copy of which may be obtained, when available, from KeyBanc Capital Markets, attention Syndicate Department, 800 Superior Avenue, Cleveland, Ohio, 44114, or by fax, 216-443-3901. An electronic version of the registration statement is located on the Securities and Exchange Commission’s website at www.sec.gov.

      A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its waterflood oil recovery program in the Wilmington Townlot Unit within the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary is headquartered in Casper, Wyoming.

SOURCE: Warren Resources, Inc.